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                                   SIDLEY & AUSTIN               EXHIBIT 8.01
                                    [LETTERHEAD]




                                  February 25, 1999



CIS Investments, Inc.
Managing Owner of
JWH Global Trust
233 South Wacker Drive
Suite 2300
Chicago, Illinois 60606

          Re: POST-EFFECTIVE AMENDMENT NO.2 TO THE REGISTRATION STATEMENT ON FORM S-1

Dear Sir or Madam:

     We have acted as your counsel in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of the Registration Statement on Form S-1 (Reg. No. 333-33937) Declared effective by the Securities and Exchange Commission on September 24, 1997, Post-Amendment No. 1 thereto declared effective by the Commission on June 26, 1998and Post-Effective Amendment No. 2 thereto filed with the comission on or about February 26, 1999 (together, the "Registration Statement") relating to Units of Beneficial Interest ("Units") of JWH Global Trust (the "Trust"), a Delaware business trust.

          We have reviewed such data, documents, questions of law and fact and other matters as we have deemed pertinent for the purpose of this opinion. Based upon the foregoing, we hereby confirm our opinion set forth under the caption "Tax Consequences" in the Prospectus (the "Prospectus") constituting a part of the Registration Statement and confirm that it accurately summarizes (subject to the uncertainties referred to therein) the material aspects of the federal income tax treatment to a United States individual taxpayer, as of the date hereof, of an investment in the Trust.

                              Very truly yours,



                              SIDLEY & AUSTIN